Exhibit 5.1

June 3, 2015

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577

Re:	Atlas Air Worldwide Holdings, Inc. Registration Statement on Form S-3ASR (Registration No. 333-204479); Convertible Senior Notes

Ladies and Gentlemen:

We have acted as counsel to Atlas Worldwide Holdings, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of $224,500,000 aggregate principal amount of 2.25% Convertible Senior Notes due 2022 (the “Securities”), convertible into cash, shares of common stock of the Company, par value $0.01 per share, or a combination thereof, issued pursuant to the Indenture, dated as of the Closing Date (the “Base Indenture”) between the Company and Wilmington Trust, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of the Closing Date (the “First Supplemental Indenture”) between the Company and the Trustee (the Base Indenture, as so amended and supplemented by the First Supplemental Indenture, the “Indenture”). The Securities have been offered and sold pursuant to the above-referenced registration statement (the “Registration Statement”), filed on May 27, 2015 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”).

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company and one or more of its subsidiaries, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Company (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver the Indenture and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture.

Atlas Worldwide Holdings, Inc.	- 2 -	June 3, 2015

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of payment therefor, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Shares into which the Notes are convertible at the initial Conversion Rate set forth in the Indenture, when issued and delivered upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

Atlas Worldwide Holdings, Inc.	- 3 -	June 3, 2015

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus or prospectus supplement under the caption “Legal Matters.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP